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                                                                     EXHIBIT 5.1
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Sponsors and Trustee of Equity Income Fund,
Select Growth Portfolio 1996 Series D, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-10441 of our opinion dated November 12, 1996, relating to the Statement of Condition of Equity Income Fund Select Growth Portfolio 1996 Series D, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous-- Auditors' in the Prospectus which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
November 12, 1996